Exhibit 10.2

EXECUTION COPY

January 14, 2022

Mr. John A. Martins
c/o Cross Country Healthcare, Inc.
6551 Park of Commerce Blvd., NW
Boca Raton, Florida 33487

Dear Mr. Martins:

Cross Country Healthcare, Inc., a Delaware corporation (the “Company”), hereby agrees to continue to employ you, and you hereby agree to accept such continued employment, under the following terms and conditions:

1.            Term of Employment.  Except for earlier termination as provided in Section 9 below, this Agreement shall be effective for a period commencing on April 1, 2022 (the “Effective Date”) and terminating on March 31, 2025; provided, however, that this Agreement shall be automatically renewed for successive one (1) year periods commencing on April 1, 2025 and on each one-year anniversary thereof, unless either party to this Agreement provides written notice of non-renewal to the other party at least ninety (90) days prior to the expiration of the then current employment period. The period of time between the Effective Date and the termination of your employment hereunder will be referred to herein as the “Employment Term.”

2.            Compensation.

(a)            You will be compensated for all services rendered by you under this Agreement at the initial base rate of $725,000 per annum, which is expected (but is not guaranteed) to be increased to $825,000 per annum following the first anniversary of the Effective Date; subject to approval by the Company’s Board of Directors (the “Board”).  The Base Salary (as defined below) will be payable in such manner as is consistent with the Company’s payroll practices for executive employees. Prior to each anniversary of the Effective Date, including the first anniversary of the Effective Date, the Board, following consultation with the Compensation Committee of the Board (the “Compensation Committee”), will review and consider in its sole discretion whether to increase (but not decrease) the Base Salary payable to you hereunder. Your annual rate of base salary as increased herein from time to time, is hereinafter referred to as the “Base Salary”.

(i)            For each calendar year during the Employment Term, you will be eligible to participate in the Company’s annual bonus plan at opportunity levels to be defined by the Compensation Committee, with a target bonus of no less than 100% of Base Salary (the “Target Annual Bonus Percentage”) and a maximum bonus of no more than 180% of Base Salary (the “Bonus”). Any Bonus will be paid by the Company no later than March 15 of the calendar year immediately following the applicable bonus period to which such Bonus relates. Except as otherwise provided herein, you must be employed by the Company or its affiliates on the day any Bonus is paid to earn any part of that Bonus.

(ii)            During the first calendar year of the Employment Term, you will participate in the Company’s long-term incentive plan and receive an award thereunder with a target value of 200% of Base Salary, and during the second and third year of the Employment Term you will participate in the Company’s long-term incentive plan and receive awards thereunder on an annual basis with a target value of 275% of Base Salary (each, the “Target LTI Percentage”).

3.            Duties.

(a)            You will serve as President and Chief Executive Officer of the Company, subject to the direction and control of, and reporting to, the Board and you will have duties, responsibilities, and authority commensurate with those of an executive serving in such position. Your principal office will be located at the Company’s headquarters in Boca Raton, Florida. You will maintain your principal residence within a 25 mile radius of the Company’s headquarters.

(b)            You will devote your full business time, energies and attention to the business and affairs of the Company and its subsidiaries (except during vacation periods and periods of illness or other incapacity), if any.  Subject to the following not materially interfering with your duties and responsibilities to the Company and its subsidiaries or creating a conflict of interest, you may participate in one civic or charitable activity and any participation in more than one such activity is subject to prior approval of the Board.

(c)            You will, except as otherwise provided herein, be subject to the Company’s written rules, practices and policies applicable to the Company’s senior executive employees to the extent such written rules, practices and policies have previously been provided to you, whether on or prior to the date hereof or thereafter.

4.            Benefits.  You will be entitled to such benefits, if any, as are generally provided by the Company to its senior executives, subject to satisfying the applicable eligibility requirements. The foregoing, however, will not be construed to require the Company to establish any such plans or to prevent the Company from modifying or terminating any such plans, and no such action or failure thereof will affect this Agreement. You will be entitled to four weeks paid vacation per annum in accordance with Company’s vacation policy in effect from time to time.

5.            Expenses. The Company will reimburse you for reasonable expenses, including travel expenses and business class air travel incurred by you in connection with the business of the Company upon the presentation by you of appropriate substantiation for such expenses in accordance with the Company’s expense reimbursement policy. The Company shall reimburse you on an after-tax basis for all reasonable attorneys’ fees and costs incurred by you in the negotiation of this Agreement.

6.            Restrictive Covenants.

(a)            Non-Competition.  During such time as you will be employed by the Company, and for a period of two years thereafter, you will not, without the written consent of the Board, directly or indirectly become professionally associated with, render services to, invest in, represent, advise or otherwise participate as an officer, employee, director, stockholder, partner, agent of or consultant for, any business which is conducted in any of the jurisdictions in which the Company’s business is conducted and which is competitive with the business in which the Company is engaged; provided, however, that nothing herein will prevent you from acquiring up to 3% of the securities of any company listed on a national securities exchange or quoted on the NASDAQ quotation system or from passively investing in a hedge fund, private equity fund or venture capital fund, provided in each case, that your involvement with any such company is solely that of a passive equity holder.

(b)            Non-Interference.  You agree that during such time as you will be employed by the Company, and for a period of two years thereafter you will not without the written consent of the Board, for your own account or for the account of any other person, intentionally interfere with the Company’s relationship with any of its suppliers, customers or employees.

(c)              Reformation.  The parties hereto intend that the covenants contained in this Section 6 will be deemed a series of separate covenants for each country, state, county and city in which the Company’s business is conducted.  If, in any judicial proceeding, a court will refuse to enforce all the separate covenants deemed included in this Section 6 because, taken together, they cover too extensive a geographic area, the parties intend that those of such covenants (taken in order of the countries, states, counties and cities therein which are least populous) which if eliminated would permit the remaining separate covenants to be enforced to the maximum extent permitted in such proceeding will, for the purpose of such proceeding, be deemed eliminated from the provisions of this Section 6.  For purposes of Section 6, the term “Company” will include the Company and each subsidiary of the Company.

7.            Confidentiality, Non-Interference and Proprietary Information.

(a)              Confidentiality.  In the course of your employment by the Company hereunder, you will have access to confidential or proprietary data or information of the Company and its operations.  You will not at any time divulge or communicate to any person nor will you direct any Company employee to divulge or communicate to any person (other than to a person bound by confidentiality obligations similar to those contained herein and other than as necessary in performing your duties hereunder or to comply with legal process) or use to the detriment of the Company or for the benefit of any other person, any of such data or information.  The provisions of this Section 7(a) will survive your employment hereunder, whether by the normal expiration thereof or otherwise.  The term “confidential or proprietary data or information” as used in this Agreement will mean information not generally available to the public or generally known within the relevant industry, including, without limitation, personnel information, financial information, customer lists, supplier lists, trade secrets, information regarding operations, systems, services, knowhow, computer and any other processed or collated data, computer programs, pricing, marketing and advertising data.  Nothing in this Agreement shall prohibit or impede you from making disclosures to any federal, state or local governmental or law enforcement branch, agency or entity with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any of the foregoing that are protected under the whistleblower provisions of any such law or regulation.  You shall have no obligation to obtain any authorization or give any notice to the Company regarding any such communication or disclosure.

(b)            Proprietary Information and Disclosure.  You agree that you will at all times promptly disclose to the Company (which, for the purposes of this Section 7, will include the Company and any subsidiaries and affiliates of the Company), in such form and manner as the Company may reasonably require, any inventions, improvements or procedural or methodological innovations, programs methods, forms, systems, services, designs, marketing ideas, products or processes (whether or not capable of being trade-marked, copyrighted or patented) conceived or developed or created by you during or in connection with your employment hereunder and which relate to the business of the Company and any of its subsidiaries or affiliates (“Intellectual Property”).  You agree that all such Intellectual Property will be the sole property of the Company.  You further agree that you will execute such instruments and perform such acts as may reasonably be requested by the Company to transfer to and perfect in the Company all legally protectable rights in such Intellectual Property.

(c)            Return of Property.  All written materials, records and documents made by you during your employment with the Company or coming into your possession during your employment with the Company, in each case concerning any products, processes or equipment, manufactured, used, developed, investigated or considered by the Company or otherwise concerning the business or affairs of the Company, will be the sole property of the Company, and upon termination of your employment, or upon request of the Company during your employment, you will promptly deliver same to the Company (to the extent then in your possession or under your control).  In addition, upon termination of your employment, or upon request of the Company during your employment, you will deliver to the Company all other Company property in your possession or under your control, including, but not limited to, financial statements, marketing and sales data, patent applications, drawings and other documents.

8.            Equitable Relief.  With respect to the covenants contained in Sections 6 and 7 of this Agreement, you agree that any remedy at law for any breach of said covenants may be inadequate and that the Company will be entitled (without the necessity of posting a bond) to specific performance or any other mode of injunctive and/or other equitable relief to enforce its rights hereunder or any other relief a court might award.

9.            Earlier Termination.  Your employment hereunder will terminate on the following terms and conditions:

(a)            This Agreement will terminate automatically on the earlier of your voluntary resignation from employment without Good Reason or date of your death.

(b)            The Company may terminate your employment upon written notice to you if you incur a disability that would qualify as such under the Company’s long-term disability plan then covering you.

(c)            This Agreement will terminate immediately upon the Company sending you written notice terminating your employment hereunder for Cause.  “Cause” means (i) an act or acts of fraud or dishonesty by you which results in the material personal enrichment of you or another person or entity at the expense of the Company; (ii) your pleading of guilty or nolo contendere to, or conviction of (x) any felony (other than third degree vehicular infractions), or (y) any other crime or offense involving misuse or misappropriation of money or other property; (iii) your knowing, intentional and material breach of the Company’s Code of Conduct for Senior Officers; or (iv) your gross negligence or willful misconduct with respect to your duties that results in material harm to the Company.  Prior to terminating your employment for Cause, the Company shall provide you with written notice of such termination.

(d)            Your employment under this Agreement will terminate immediately upon (w) the Company’s sending you written notice terminating your employment hereunder without Cause for any reason or for no reason, (x) the Company’s sending you written notice of non-renewal pursuant to the proviso set forth in the first sentence of Section 1 above (provided that in such case, such termination shall occur on the last day of the then-current Employment Term), or (y) your delivery to the Company of a written notice of your resignation for Good Reason (provided that such termination shall occur on the last day of the Company’s cure period, or such earlier date during such cure period as specified by the Company).  “Good Reason” means, if without your written consent, any of the following events occurs that are not cured by the Company within 30 days after you have given the Company written notice specifying the occurrence of such Good Reason event, which notice must be given by you to the Company within 90 days after your becoming aware of the occurrence of the Good Reason event: (i) a material diminution in your then authority, duties or responsibilities or assignment of duties and responsibilities that are materially inconsistent with your status, title or position; (ii) a diminution in your Base Salary (other than with respect to a reduction that is part of an action applicable to other executives), Target Annual Bonus Percentage or applicable Target LTI Percentage; (iii) a relocation of your principal business location to a location more than 25 miles outside of Boca Raton, Florida (provided that the same materially increases your commute); or (iv) any material breach of this Agreement by the Company.  Notwithstanding the previous provisions of this Section 9(d), it shall not be an event of Good Reason under this Agreement for the Company (A) to adopt (or subsequently amend) one or more claw-back, mandatory deferral or other risk management policies related to the Company’s incentive compensation plans or arrangements, (B) to adopt (or subsequently amend) stock ownership guidelines related to the Company’s common stock or (C) to subject the compensation payable to you under this Agreement to these policies or guidelines; provided that, except as otherwise required by law, such policies are generally applicable to the Company’s executive officers.  Your resignation hereunder for Good Reason will not occur later than 180 days following the initial date on which the event you claim constitutes Good Reason occurred.

(e)            Upon a termination of your employment pursuant to clauses (w) and (y) of Section 9(d) above, the Company’s sole obligation to you will be to pay or provide to you: (i) the Accrued Amounts (as defined below) and, (ii) subject to Section 9(g), to pay you continued payments of the Base Salary in effect at the time of such termination (or if such termination was due to Good Reason triggered by, in whole or in part, a Base Salary reduction, as in effect immediately prior to such reduction), to be paid in substantially equal installments in accordance with the Company’s policies and regular payroll practices for a period of 24 months following the date of termination, and (iii) an amount equal to two times the average actual Bonus paid in the immediately prior three calendar years or, in the event you were not an employee during the immediately prior three calendar years, an amount equal to two times the Bonus you would have  earned during the year in which the termination of your employment occurs (such amount you would have earned during the year in which the termination of your employment occurs to be determined by the Compensation Committee; provided that such amount will be no less than 50% of your Target Annual Bonus Percentage for the year in which such termination date occurs) to be paid in substantially equal installments in accordance with the Company’s policies and regular payroll practices for a period of 24 months following the date of termination) and (iv) benefits elected by you at the time of such termination in accordance with the Company’s policies for a period of 24 months following the date of termination (to the extent necessary to avoid such benefits being treated as discriminatory or resulting in adverse tax consequences to you, the Company shall treat any Company-subsidized premiums (e.g., COBRA premiums) as taxable to you), with such benefit to be paid in substantially equal installments in accordance with the Company’s policies and regular payroll practices for a period of 24 months following the date of termination; provided, that the first payment of the Severance Payment (as defined below) will be made on the 60th day after the date of termination, and will include payments that were otherwise due prior thereto; provided, further, that any and all unvested stock appreciation rights, restricted stock, performance share awards (at target level performance), stock options or other equity (including, for the avoidance of doubt, all long term incentive awards pursuant to Section 2(a)(ii) above) shall immediately vest upon such termination without Cause or for Good Reason and any such awards shall be settled in a manner that is in compliance with, or is exempt from, Code Section 409A (as defined below) (collectively (ii), (iii) and (iv), the “Severance Payment”).  Upon a termination of your employment pursuant to clause (x) of Section 9(d) above, the Company’s sole obligation to you will be to pay you (A) the Accrued Amounts and (B) subject to Section 9(g), to pay you continued payments of Base Salary in effect at the time of such termination in accordance with the Company’s policies and regular payroll practices for a period of 18 months following the date of termination (the “Non-Renewal Payment”), provided, that the first payment of the Non-Renewal Payment will be made on the 60th day after the date of termination, and will include payments that were otherwise due prior thereto.  Notwithstanding the foregoing, if you are or become eligible for severance benefits under the Company’s Executive Severance Plan (as  in effect on the Effective Date, as thereafter amended, or any similar plan or arrangement adopted by the Company in replacement thereof, the “Severance Plan”), then payment of the Severance Payment or Non-Renewal Payment, as applicable, to the extent the same as the payments and benefits owed to you under the Severance Plan, shall be paid in accordance with the terms of this Agreement and also satisfy the Company’s obligation to provide you such payments and benefits under the Severance Plan, and any payments and benefits owed to you under the Severance Plan that exceed the Severance Payment or Non- Renewal Payment, as applicable, shall be provided to you in accordance with the terms of the Severance Plan and in a manner that complies with Code Section 409A; provided, however, that if you become eligible for benefits under the Severance Plan and are also entitled to the Non-Renewal Payment, then any Base Salary severance owed (under the Severance Plan and with respect to the Non-Renewal Payment) equal in amount to the Base Salary severance under clause (ii) above shall be paid according to the same schedule as Base Salary is paid under clause (ii) above, any Bonus severance owed (under the Severance Plan) equal in amount to the Bonus severance under clause (iii) above shall be paid according to the same schedule as Bonus severance is paid under clause (iii) above and any excess severance owed under the Severance Plan shall be provided to you in accordance with the terms of the Severance Plan and in a manner that complies with Code Section 409A; provided further, that notwithstanding anything herein or in the Severance Plan to the contrary, in all cases, base salary and bonus severance shall be paid in equal installments in accordance with the Company's payroll practices during the 24 month period following the termination date.

(f)            Except as specifically set forth in Sections 9(d) and (e) above, upon termination of your employment for any reason, the Company’s obligations hereunder to provide you with compensation will cease other than to provide you with (collectively, the “Accrued Amounts”):

(i)            any unpaid Base Salary through the date of termination payable in accordance with the Company’s regular payroll practices;

(ii)            reimbursement for any unreimbursed business expenses incurred through the date of termination paid promptly in accordance with Sections 5 and 17(b)(iv);

(iii)            except in the case of a termination for Cause or a resignation without Good Reason, any unpaid Bonus for the year immediately preceding the year in which such termination occurs (payable at the same time, and calculated in the same manner, as if no such termination had occurred);

(iv)            payment for any accrued but unused vacation and sick time in accordance with Company policy, payable within thirty (30) days following the termination of your employment; and

(v)            all other applicable payments or benefits to which the you may be entitled under, and paid or provided in accordance with, the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement.

(g)            The Severance Payment and the Non-Renewal Payment, as applicable, will only be payable to you if within 60 days following the date of termination you execute and deliver to the Company a fully effective and irrevocable release of claims against the Company and related parties in the form attached hereto as Exhibit A.

(h)            You will not be required to seek other employment or to attempt in any way to reduce the Severance Payment payable to you hereunder and there shall be no offset against the Severance Payment on account of any remuneration attributable to any subsequent employment that you may obtain.

10.          Representation and Warranty.  The execution, delivery and performance of this Agreement by you will not conflict with or result in a violation of any agreement to which you are a party or any law, regulation or court order applicable to you.

11.         Effectiveness; Entire Agreement; Modification.  This Agreement constitutes the full and complete understanding of the parties and will, on the Effective Date, supersede all prior agreements between the parties with respect to your employment arrangements.  No representations, inducements, promises, agreements or understandings, oral or otherwise, have been made by either party to this Agreement, or anyone acting on behalf of either party, which are not set forth herein, or any others are specifically waived.  This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

12.          Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

13.          Waiver of Breach.  The waiver of either party of a breach of any provision of this Agreement, which waiver must be in writing and signed by the waiving party to be effective, will not operate as or be construed as a waiver of any subsequent breach.

14.          Notices.  All notices hereunder will be in writing and will be sent by express mail or by certified or registered mail, postage prepaid, return receipt requested, if to you, to your residence as listed in the Company’s records, and if to the Company to:

 Cross Country Healthcare, Inc.
 6551 Park of Commerce Blvd
  Boca Raton, FL 33487
  Attention:  General Counsel

15.           Assignability; Binding Effect.  This Agreement is personal to you and may not be assigned by you.  This Agreement will be binding upon and inure to the benefit of you, your legal representatives, heirs and distributees, and will be binding upon and inure to the benefit of the Company, its successors and assigns.

16.           Governing Law.  All questions pertaining to the validity, construction, execution and performance of this Agreement will be construed and governed in accordance with the laws of the State of Florida, without regard to the conflicts or choice of law provisions thereof.

17.          Tax Matters.

(a)              Withholding.  The Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(b)              Section 409A.

(i)            Although the Company does not guarantee the tax treatment of any payments under this Agreement, the intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement will be interpreted in accordance with the foregoing.  In no event whatsoever will the Company be liable for any additional tax, interest or penalties that may be imposed on you by Code Section 409A or any damages for failing to comply with Code Section 409A.

(ii)            Notwithstanding any provision in this Agreement or elsewhere to the contrary, if on your date of termination you are a “specified employee” within the meaning of Code Section 409A and using the identification methodology selected by the Company from time to time in accordance with Section 409A, or if none, the default methodology under Code Section 409A, any payments and benefits due within six months following such termination that are payable as the result of  a termination of your employment under any arrangement that constitutes a “deferral of compensation” within the meaning of Code Section 409A (whether under this Agreement, any other plan, program, payroll practice or any equity grant) and which do not otherwise qualify under the exemptions under Treas. Regs. Section 1.409A-1 (including without limitation, the short-term deferral exemption and the permitted payments under Treas. Regs. Section 1.409A-l(b)(9)(iii)(A)), will be, to the extent required by Code Section 409A, delayed and paid or provided to you in a lump sum (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay), on the earlier of (x) the date which is six months and one day after your separation from service (as such term is defined in Code Section 409A) for any reason other than death, and (y) the date of your death (provided that the foregoing shall not result in any payment being made earlier than it would have been made absent such death), and any remaining payments and benefits will be paid or provided in accordance with the normal payment dates specified for such payment or benefit.

(iii)            Notwithstanding anything in this Agreement or elsewhere to the contrary, a termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “non-qualified deferred compensation” within the meaning of Code Section 409A upon or following a termination of your employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms will mean “separation from service” (within the meaning of Code Section 409A).

(iv)            Any taxable reimbursement of costs and expenses by the Company provided for under this Agreement will be made in accordance with the Company’s applicable policy and this Agreement but in no event later than December 31 of the calendar year next following the calendar year in which the expenses to be reimbursed are incurred.  With regard to any provision in this Agreement that provides for reimbursement of expenses or in-kind benefits, except as permitted by Code Section 409A, (x) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (y) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year will not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (y) will not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

(v)            Whenever a payment under this Agreement may be paid within a specified period, the actual date of payment within the specified period will be within the sole discretion of the Company.

(vi)            With regard to any installment payments provided for under this Agreement, each installment thereof will be deemed a separate payment for purposes of Code Section 409A.

18.            Cooperation.  Subject to your other commitments, you agree to reasonably cooperate (but only truthfully) with the Company and provide information as to matters which you were personally involved, or have information on, during your employment with the Company and which are or become the subject of litigation or other dispute.  The Company shall pay for any reasonable out-of-pocket expenses incurred by you in connection with your performance of the obligations pursuant to this Section 18.

19.          Intentionally Omitted.

20.         Clawback.  You agree that all compensation paid to you shall be subject to any clawback policy adopted by the Board or an authorized committee thereof with regard to compensation paid to executive officers of the Company in the event of inaccurate financial statements or inaccuracy in the underlying information utilized to calculate any compensation, including without limitation any clawback policy adopted to comply with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act; provided that, except as otherwise required by law, such policies are generally applicable to the Company’s executive officers.

21.          Headings.  The headings of this Agreement are intended solely for convenience of reference and will be given no effect in the construction or interpretation of this Agreement.

22.          Counterparts.  This Agreement may be executed in several counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

23.          Waiver.  The Company and you each waive any right to trial by jury in any action, suit or proceeding with respect to this Agreement.

24.          Indemnification and D&O Insurance.  The Company agrees to indemnify and hold you harmless to the fullest extent permitted by the laws of the State of Delaware (including advancement of expenses) as provided in the Company’s charter and by-laws as in effect on the date hereof and shall maintain and pay the full cost of directors and officers liability insurance policy the Board deems adequate for you to cover any such liability (following your termination of employment, your coverage under any Company provided directors and officers liability insurance policy shall be no less favorable than that provided to any other member of the Board or executive officer of the Company).  This provision shall survive any termination of your employment hereunder.

25.          Review of this Agreement.  You acknowledge that you have (a) carefully read this Agreement, (b) had an opportunity to consult with independent counsel with respect to this Agreement and (c) entered into this Agreement of your own free will.

 (SIGNATURE PAGE FOLLOWS)

 If this Agreement correctly sets forth our understanding, please sign the duplicate original in the space provided below and return it to the Company, whereupon this will constitute the employment agreement between you and the Company effective and for the term as stated herein.

CROSS COUNTRY HEALTHCARE, INC.

By:	/s/ Thomas C. Dircks
Name:	Thomas C. Dircks
Title:	Chairman of the Board of Directors

Agreed as of the date
first above written:

/s/ John A. Martins
John A. Martins

EXHIBIT A

GENERAL RELEASE

General Release executed this_________  day of __________, 20_____ by John A. Martins (“Martins”);

For and in consideration of the Severance Payment set forth in the Employment Agreement by and between Cross Country Healthcare, Inc. (the “Company”) and Martins, dated __________ (“Agreement”), and for other valuable consideration as set forth in the Agreement, Martins, for himself and for his heirs, executors, administrators, trustees, legal representatives and assigns (hereinafter, collectively referred to as “Releasors”), hereby forever release and discharge the Company and any of its past, present, or future parent corporations, subsidiaries, divisions, affiliates, officers, directors, agents, trustees, administrators, insurers, attorneys, employees, employee benefit and/or pension plans or funds (including qualified and non-qualified plans or funds), successors and/or assigns and any of its or their past, present or future parent corporations, subsidiaries, divisions, affiliates, officers, directors, agents, trustees, administrators, insurers, attorneys, employees, employee benefit and/or pension plans or funds (including qualified and non-qualified plans or funds), successors and/or assigns (whether acting as agents for the Company or in their individual capacities) (collectively referred to as “Releasees”) from any and all claims, demands, causes of action, and liabilities of any kind whatsoever (upon any legal or equitable theory, whether contractual, common-law, statutory, federal, state, local, or otherwise), whether known or unknown, by reason of any act, omission, transaction or occurrence, including but not limited to claims based on information unknown to Martins as of the time of his signing of this General Release for any reason whatsoever, which Releasors ever had, now have or hereafter can, shall or may have against Releasees up to and including the date of the execution of this General Release.

Without limiting the generality of the foregoing, Releasors hereby release and discharge Releasees from:

(i)
any and all claims, relating to Martins’ employment by the Company, the terms and conditions of such employment, employee benefits related to his employment, the termination of his employment, and/or any of the events relating directly or indirectly to or surrounding such termination;

(ii)
any and all claims of discrimination, harassment, whistle blowing or retaliation in employment (whether based on federal, state or local law, statutory or decisional), including without limitation, all claims under The Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Reconstruction Era Civil Rights Act of 1866, 42 USC§§ 1981-86, as amended, the Rehabilitation Act of 1973, the Equal Pay Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act (“ERISA”), the Sarbanes-Oxley Act of 2002, Section 922 of the Dodd-Frank Act, the Federal False Claims Act; the Florida Civil Rights Act of 1992 f/k/a Human Rights Act of 1977, Fla. Stat. § 760.01 et seq.; Florida Equal Pay Law, Fla. Stat. § 448.07, Fla. Stat. § 725.07; Florida AIDS Act, Fla. Stat.§ 760.50; Florida Law Sickle-Cell Trait Discrimination Law, Fla. Stat. §§ 448.075, 448.076; Florida Private Whistleblower Protection Law, Fla. Stat.§ 448.101 et seq.; Florida Public Whistle-Blower’s Act, Fla. Stat.§ 112.3187 et seq.; Florida Worker’s Compensation Retaliation Law, Fla. Stat. § 440.205; Florida Unpaid Wages Law, Fla. Stat.§ 448.08; Florida Minimum Wage Act, Fla. Stat.§§ 448.109, 448.11O; Florida Leave to Victims of Domestic Violence Act, Fla. Stat. § 741.313, and waivable rights under the Florida Constitution;

(iii)	any and all claims for wrongful discharge or retaliatory discharge;

(iv)	any and all claims for damages of any kind whatsoever, including without limitation compensatory, punitive, treble, liquidated and/or consequential damages;

(v)	any and all claims under any contract, whether express or implied;

(vi)	any and all claims for unintentional or intentional torts, for emotional distress and for pain and suffering;

(vii)	any and all claims for violation of any statutory or administrative rules, regulations or codes;
(viii)	any and all claims for attorneys’ fees, costs, disbursements, wages, bonuses, benefits, vacation and/or the like;

which Releasors ever had, now have or hereafter can, shall or may have against Releasees for, upon or by reason of any act, omission, transaction or occurrence up to and including the date of the execution of this General Release.

Without limiting the generality or force or effect of this General Release, it is explicitly understood and intended that the Severance Payment paid by the Company shall be deemed to satisfy all claims by Martins for backpay, frontpay, bonus payments, benefits or compensation of any kind (or the value thereof), and/or for liquidated damages or punitive damages (under any applicable statute or at common law).

Notwithstanding any provision of this General Release to the contrary, by executing this General Release, Martins is not releasing (i) any claims relating to his rights under Section 9 of the Agreement, (ii) any claims that cannot be waived by law or that arise after the date on which Martins executes this General Release (so long as the events giving rise to such claims also arose after the date on which Martins executes this General Release), (iii) any rights as a stockholder of the Company, (iv) any claims for benefits under any D&O or other similar policy maintained by the Company, (v) any rights to indemnification, advancement and reimbursement of legal fees and •expenses, or contribution that Martins may have as a former officer or director of the Company or its subsidiaries, or (vi) Martins’ right to accrued, vested benefits due to terminated employees under any employee benefit plan of the Company in which he participated (excluding any severance or similar plan or policy), in accordance with the terms thereof (including his right to elect COBRA continuation coverage).

This General Release may not be changed orally it may be changed only by a writing signed by Martins and the Company).

Martins recognizes and acknowledges that his employment relationship with the Company has been permanently and irrevocably severed and that he is therefore not eligible for rehire or re-employment with the Company at any time in the future and hence covenants that at no time will he seek employment with or to be hired by the Company.  Martins acknowledges and agrees that if he does seek such employment or relationship, a rejection will not constitute a violation of the Agreement, this General Release or any law, and he will not claim that such rejection is a violation of the Agreement, this General Release or any law.  Martins acknowledges further that such representation constitutes a material inducement for the Company entering into the Agreement.

Martins represents and warrants that by virtue of the foregoing, he has waived any relief available to him (including without limitation, monetary damages, equitable relief and reinstatement) under any of the claims and/or causes of action waived in this General Release.  Therefore, he agrees that he will not seek or accept any award or settlement from any source or proceeding (including but not limited to any proceeding brought by any other person or by any government agency) with respect to any claim or right waived in this General Release.  He affirms that he has disclosed to the Company any information he has concerning any conduct involving the Releasees, that he has any reason to believe may be fraudulent or unlawful.  He further agrees, to the maximum extent permitted by law, that he will not, at any time hereafter, commence, maintain, prosecute in as a party, or permit to be filed by any other person on his behalf, any action or proceeding of any kind (judicial or administrative) (on his own behalf and/or on behalf of any other person and/or on behalf of or as a member of any alleged class of person) in any court or agency, or participate in any action, suit or proceeding (unless compelled by legal process or court order), against the Releasees with respect to any claim released pursuant to this General Release.

Any claim or counterclaim by the Company to enforce this General Release shall not be deemed retaliatory.

Martins represents and warrants that he has had the opportunity to consult with an attorney before signing this General Release; that he has had the opportunity to consider the terms of this General Release; and that he has executed this General Release after consulting with an attorney of his choice, who has answered to his satisfaction any and all questions he has regarding this General Release, its terms and consequences.  Martins further represents and warrants that he has read this General Release in its entirety, fully understands all of its terms, and voluntarily assents to all terms and conditions contained herein.

This General Release is not intended, and shall not be construed, as an admission that the Releasees have violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrongdoing whatsoever against Martins or otherwise.

This General Release shall not become effective until the eighth day following Martins’ signing of this General Release (“effective date”) and Martins may at any time prior to the effective date revoke this General Release by giving notice in writing of such revocation to the Company’s General Counsel.  In the event that Martins revokes this General Release prior to the eighth day after his execution thereof, this General Release, and the promises contained therein, shall automatically be deemed null and void.

Martins acknowledges that he has been advised in writing to consult with an attorney before signing this General Release; and that he has been afforded the opportunity to consider the terms of this General Release for twenty-one (21) days prior to its execution.  Martins further acknowledges that he has read this General Release in its entirety; that he fully understands all of its terms and their significance; that he has signed it voluntarily and of his own free will; and that he intends to abide by its provisions without exception.

John A. Martins

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